Exhibit 10.34

First Amendment to the Note Payable and Line of Credit Agreement with Radiant Life

This First Amendment to the Note Payable and Line of Credit Agreement (“First Amendment”) shall be deemed made, entered into and effective as of October 1, 2020 by and between Radiant Life and Sundance Strategies, Inc. (“the Company”). The Company and Radiant Life are collectively referred to as “the Parties”.

RECITALS:

A.	The Parties entered into that certain Note Payable and line of Credit Agreement (“the Agreement”) on or about February 28, 2015.
B.	The Company has, from time-to-time, requested Radiant Life extend the due date of the Agreement and increase the amounts available to borrow.
C.	Immediately prior to this First Amendment, the Agreement allowed for borrowings of up to $2,130,000, with outstanding principal and interest due on August 31, 2021.
D.	Immediately prior to this First Amendment, the Company owed $859,508 in principal and approximately $189,022 in accrued interest on the Agreement
E.	The purpose of this First Amendment is to amend the Agreement to require the Company to issue warrants convertible into the Company’s common stock (“Warrants”) to Radiant Life when the Company requests that amounts be drawn on the Agreement or the Company requests that the Agreement due date be extended.

Now, therefore, in consideration of the mutual promises, conditions and covenants set forth in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the foregoing recitals are true and correct and the Parties agree to amend the Agreement as follows:

MODIFICATIONS TO AGREEMENT

When money is loaned to the Company from Radiant Life under the Agreement or if Radiant Life is requested by the Company and is willing to extend the due date, the Company agrees to provide Radiant Life Warrants as follows.

1.	Monies being loaned to the Company. Beginning the date of this First Amendment (October 1, 2020) the Company agrees to issue Radiant Life two (2) Warrants for each incremental $1 that is loaned to the Company with a due date no less than twelve months from the lending date. The Warrants shall have an exercise price of $0.05 per share and expire in five years from the date of grant. The common shares issued in association with the exercise of the Warrants shall not have registration rights. By way of example, if Radiant Life loans the Company an additional $1,000 with a due date of not less than twelve months from the lending date then the Company will issue 2,000 Warrants to Radiant Life.

2.	Due date extensions. The Company agrees to issue Radiant Life Warrants in return for any extension of the due date of the Agreement. Warrants will be issued upon Radiant Life granting a due date extension on the entire outstanding balance owed based on the following formula: 10,000 Warrants per month extended plus 1 Warrant for every $2 of the principal balance outstanding (not including interest) at the time of the extension (rounded to the nearest whole Warrant). The Warrants shall have an exercise price of $0.05 per share and expire five years from the date of grant. The common shares issued in association with the exercise of the Warrants shall not have registration rights. By way of example, if Radiant Life agrees to extend the due date of the Agreement from August 31, 2021 to November 30, 2022 (15 months), and the principal balance owed to Radiant Life on the date of the signing of the extension is $600,000, Radiant Life would be awarded ((15 x 10,000) + (600,000 x 0.5)) = 450,000 Warrants.

3.	Executed extension. On the date of this Amendment, the due date for the Agreement is extended to the earlier of November 30, 2022 or at the immediate time when the anticipated additional raise of funds is successful. According to the formula outlined above, the Company awards 579,754 Warrants in conjunction with this extended due date.

IN WITNESS WHEREOF, the Parties have executed this First Amendment on the respective date(s) indicated

Sundance Strategies, Inc.

By:

Name:	Randall F. Pearson

Title:	President

Date:	Oct. 1, 2020

Radiant Life

By:

Name:	Mitch Burton

Title:	Manager

Date:	Oct. 1, 2020